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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         Name:  First Penn-Pacific Variable Life Insurance Separate Account

         Address of Principal Business Office (No. and Street, City, State and Zip Code):

                           1801 South Meyers Road
                           Oakbrook Terrace, Illinois  60181-5214

         Telephone Number (including area code): (800) 323-3101, Ext. 7287

         Name and address of agent for service of process:

                           Marcia L. DuMond, Esq.
                           General Counsel
                           First Penn-Pacific Life Insurance Company
                           1801 South Meyers Road
                           Oakbrook Terrace, Illinois  60181-5214

         Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  X .                NO    .
             ---                    ---

         Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the Registrant has caused this Notification of Registration to be duly signed on behalf of the Registrant in the City of Oakbrook Terrace, and the State of Illinois on the 24th day of February, 2000.

                                     FIRST PENN-PACIFIC VARIABLE LIFE INSURANCE
                                     SEPARATE ACCOUNT

                                     By:   FIRST PENN-PACIFIC LIFE INSURANCE
                                           COMPANY

                                     By:   /s/ Roland C. Baker
                                           Roland C. Baker
                                           President
Attest: /s/ Marcia L. DuMond
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